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                                                                      Exhibit 99


AT THE COMPANY
Richard Burrell     Roy Youst
SVP-Finance         Dir. Corp. Comm.
(614) 864-6400 (614) 860-8116


FOR IMMEDIATE RELEASE
WEDNESDAY, OCTOBER 13, 1999


                R. G. BARRY CORPORATION UPDATES EARNINGS OUTLOOK
                            1999 Expectations Lowered

PICKERINGTON, OHIO - OCTOBER 13, 1999 -- R. G. BARRY CORPORATION (NYSE: RGB) today said it expects sales and earnings for the third quarter and the year as a whole to fall below previous estimates.

"We currently expect our third quarter earnings to be approximately $0.15 per share versus $0.61 in the third quarter last year, and we project full-year 1999 at approximately break-even," Chairman of the Board and Chief Executive Officer Gordon Zacks said.

"While operating our factories at less than full capacity was a successful inventory reduction strategy, it had a greater than planned negative impact on plant efficiencies and manufacturing costs. It also created a production shortfall in the third quarter that forced us to push approximately $5 million of September orders into October. Although we expect these orders will be filled in the fourth quarter, late deliveries increase the possibility of cancellations.

"Hurricane Floyd and subsequent flooding in eastern North Carolina closed our Goldsboro distribution center for five days in September and prevented us from filling approximately $3.5 million in third quarter orders. Although these orders were shipped in October, there is a risk of lost reorders due to missed retail selling days.

"Our French business is growing. Our total 1999 European sales should be more than last year, but less than we planned. We continue to believe that Europe represents a significant growth opportunity for us. We are supporting that belief by investing in television advertising as a means of building the Barry(R) Comfort brand name in France. We also are in the process of opening a new factory in the Dominican Republic from which our products can enter Europe duty-free. And during the third
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quarter, we completed the purchase of a controlling interest in the French slipper maker Fargeot.

"Most of our profit is traditionally generated in the fourth quarter. It is closely tied to holiday-related delivery and sell-through issues that always carry some inherent risk. Unfortunately, the level of risk this year is higher than normal due to the possibility of greater than expected order cancellations. And, while we are quite excited by the highly positive initial trade reaction to our new line of spa-at-home products, it is too early for us to assess consumer reaction to this new product line. In both of these instances, it will be the end of the year before we can fully determine their impact on our 1999 results.

"The legal defense of our thermal product patents and intellectual property rights and the continuing development work on our hot food delivery system have had a negative impact on 1999 earnings. However, testing of the Powertech(R) with Microcore(R) hot food delivery system by two large national pizza chains has moved to a significantly higher level. We are encouraged by their growing interest and continue to believe in the future potential of this business.

R. G. Barry Corporation is the world's largest manufacturer and marketer of at-and-around-the-home comfort footwear. The Company also makes and sells a variety of thermal retention technology commercial and consumer products. Visit
R. G. Barry Corporation's Web sites at [http://www.rgbarry.com] and [http://www.microcoretechnology.com] to learn more about its businesses.

R. G. Barry senior management will conduct a conference call at 10:30 a.m. Eastern Daylight time Thursday, October 14, 1999, to discuss the Company's performance and to accept questions from participants. The conference will be available to all interested parties via the Internet. To listen to the call via the Web go to [http://www.vcall.com]. Please go to the Web site at least fifteen minutes early to register, download, and install any necessary audio software. A replay of the call also will be available through October 20, 1999, by phoning
(800) 696-1588. The replay access code is 608616. The Company is scheduled to release its third quarter results on October 26, 1999.

        FOR ADDITIONAL INFORMATION ON R. G. BARRY, VIA FAX AT NO CHARGE,
                DIAL 1-800-PRO-INFO AND ENTER TICKER SYMBOL RGB.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements in this release which are not historical fact are forward-looking statements based upon the Company's current plans and
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strategies; and reflect the Company's current assessment of the risks and uncertainties related to its business, including such things as product demand and market acceptance; the economic and business environment and the impact of governmental regulations both in the United States and abroad; the effects of direct sourcing by customers of competitive products and pricing pressures from retailers; inherent risks of international development, including currency exchange rates, the implementation of the Euro, economic conditions, regulatory and cultural difficulties or delays in the Company's development outside the United States; the Company's ability to improve its processes and business practices to keep pace with the economic, competitive and technological environment, including successfully addressing year 2000 issues; capacity; efficiency and supply constraints; weather conditions; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings. Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.